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Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We have issued our report dated March 11, 2004, accompanying the consolidated financial statements and schedule of Innodata Isogen, Inc. and subsidiaries appearing in the 2003 Annual Report of the Company to its shareholders and included in the Annual Report on Form 10-K for the year ended December 31, 2003 which is incorporated by reference and included in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts".

/s/ GRANT THORNTON LLP

New York, New York
January 3, 2005

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM